                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN CONSENT STATEMENT

                           SCHEDULE 14A INFORMATION

              CONSENT STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [_]

Filed by a Party other than the Registrant [X]

Check the appropriate box:

[X]  Preliminary Consent Statement

[_]  Definitive Consent Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             ERLY INDUSTRIES INC.
                   ---------------------------------------
               (Name of Registrant as Specified In Its Charter)

                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY
             -----------------------------------------------------
  (Name of Person(s) Filing Consent Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies:

  (2) Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  (4) Proposed maximum aggregate value of transaction:

  (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:

  (2) Form, Schedule or Registration Statement No.:

  (3) Filing Party:

  (4) Date Filed:

                                                  PRELIMINARY CONSENT STATEMENT
                                                      --SUBJECT TO COMPLETION--

PRELIMINARY COPY

         IMPORTANT MATERIALS FOR SHAREHOLDERS OF ERLY INDUSTRIES INC.

                             CONSENT STATEMENT OF
                               THE POWELL GROUP
                      FARMERS RICE MILLING COMPANY, INC.
                               NANETTE N. KELLEY

  Definitive copies of this solicitation statement, the accompanying letter and the enclosed form of written consent are expected to be furnished by and on behalf of The Powell Group, Farmers Rice Milling Company, Inc. and Nanette
N. Kelley (collectively, "The Powell Group") on or about August 22, 1997, in connection with the solicitation by The Powell Group from the holders of shares of common stock, par value $.01 per share (the "Common Stock"), of ERLY Industries Inc., a California corporation ("ERLY" or the "Company"), of written consents to take the following actions without a shareholders' meeting, as permitted by California law:

  (1) remove all current members of the Board of Directors, such members being at the present time, Gerald D. Murphy, Douglas A. Murphy, William
      H. Burgess, Bill J. McFarland and Alan M. Wiener, and any other person or persons elected or appointed to the Board of Directors of the Company prior to the effective date of the shareholder action in addition to or in lieu of any of such individuals to fill any newly-created directorship or vacancy on the Board of Directors of the Company, or otherwise;

  (2) amend the Bylaws of the Company to require the Company to call a special meeting of shareholders to be held 45 days after the date the bylaw amendment is adopted (the "Special Meeting") for the purpose of electing directors and to prohibit the use of corporate funds in connection with the Special Meeting except as necessary for the conduct of the Special Meeting;

  (3) amend the bylaws of the Company to set the authorized number of directors at seven; and

  (4) amend the Bylaws of the Company to limit the power of the officers of the Company to take certain actions during the pendency of the special meeting to be called described in (2) above (together with (1), (2) and (3), the "Proposals").

  Shareholders of ERLY are being asked to express their consent to the Proposals by MARKING, SIGNING and DATING the enclosed BLUE consent card and mailing it in the enclosed postage paid envelope provided.

  The Powell Group believes that as of July 17, 1997 (the "Record Date"), there were 4,764,415 shares of Common Stock issued and outstanding. As of such date, The Powell Group was the beneficial owner of 171,933 shares of Common Stock. In addition Nanette N. Kelley, the Chief Executive Officer and principal shareholder of The Powell Group, was the record and beneficial owner of an additional 16,400 shares of Common Stock. Taken together, such shares represent approximately 3.9% of the number of shares of Common Stock reported by the Company to be outstanding. See "Proposals--Consents Required."

  The principal executive offices of the Company are located at 10990 Wilshire Boulevard, Suite 1800, Los Angeles, California 90024, and its phone number is
(213) 879-1480.

                       THE POWELL GROUP RECOMMENDS THAT
                         YOU CONSENT TO THE PROPOSALS

                     REASONS FOR THE CONSENT SOLICITATION

  The Powell Group believes that shareholders should adopt the Proposals as promptly as practicable so that the Board of Directors may be replaced with a slate of nominees, each of whom is committed to enhancing value for all shareholders by turning the Company around and making it profitable on a consistent basis. The Powell Group believes that the current management of ERLY is entrenched and ineffective, has not operated the Company so as to enhance shareholder value and lacks the capacity to manage the Company for the benefit of its shareholders over the long term. The Powell Group believes that management, particularly Gerald D. Murphy and his son Douglas A. Murphy, is interested in running the Company for its own benefit, even when its actions may be to the detriment of shareholders. In general, The Powell Group believes that current management is so entrenched and focused on sustaining and enriching itself that the only viable option for ERLY's shareholders is to begin the process of replacing management entirely.

  Since 1987, the management of ERLY has done virtually nothing to enhance the value of the Company's Common Stock. During this period, the Company has suffered through several failed diversification attempts, a liquidity crisis which brought the Company close to bankruptcy, an inability to repay its public debt at maturity in 1993, delisting of its Common Stock from NASDAQ for nearly a year, over leverage with very expensive mortgage notes and a dismal return to shareholders. The Company's Common Stock has woefully under-performed the stock market since 1987. In 1987, ERLY stock traded at $10.125 per share (as adjusted for stock dividends in the interim years); as of July 22, 1997, it traded at $11.00 per share. During the same time period, the Dow Jones Industrial Average has increased approximately 245% while ERLY's stock price has increased at a rate of less than 1% per year.

  On July 17, 1997, The Powell Group met with Mr. Gerald D. Murphy, the Chief Executive Officer of the Company, to discuss The Powell Group's desire to enhance shareholder value for the benefit of all shareholders of the Company. The Powell Group also explained that in order to achieve its goals of enhancing shareholder value that it was willing to engage in a consent/proxy solicitation to remove the existing directors and to replace them with The Powell Group's qualified and experienced nominees. At the meeting, Ms. Nanette
N. Kelley, the President and Chief Executive Officer of The Powell Group, expressed The Powell Group's willingness to facilitate a sale of the Common Stock owned by Mr. Gerald Murphy and Mr. Douglas Murphy, the President and Chief Operating Officer of the Company, at or near fair market value. Ms. Kelley also outlined various other terms and conditions including The Powell Group's willingness to allow the Murphys to remain in a consulting capacity in order to effect an orderly transition of the Board in the event that the Board and management decided not to resist the proposed consent/proxy solicitation. Mr. Murphy asked for a three-week period to consider the proposals and to talk to shareholders. During the meeting, it became apparent that Mr. Murphy had never talked to certain significant shareholders of the Company, including Kennedy Capital Management, Inc., which beneficially owns 585,515 shares of Common Stock, approximately 12.35% of the shares outstanding. Ms. Kelley indicated that The Powell Group was prepared to move forward promptly and requested another meeting on July 18, 1997 at 9:00 a.m. On July 18, 1997, The Powell Group met again briefly with Mr. Murphy, whose counsel stated Mr. Murphy's rejection of The Powell Group's proposals to nominate and/or elect The Powell Group's nominees as directors of the Company and indicated that Mr. Murphy did not wish to sell his shares of Common Stock.

  After the meetings on July 17 and 18, through intermediaries, Mr. Murphy indicated a possible willingness to sell his shares in the Company at a price of $25.00 per share, more than twice the stock's trading price. The Powell Group disregarded Mr. Murphy's offer in the belief that it represented neither a realistic proposal (in light of the then current trading price for the stock) nor a good faith offer to sell his shares. As a result of Mr. Murphy's rejection of The Powell Group's proposals, The Powell Group has determined to proceed with the consent and proxy solicitation.

  In the event Powell's consent solicitation and proxy solicitation are successful, the new board of directors (the "Powell Board") intends to restructure the Company's management and to elect Ms. Kelley as the President and Chief Executive Officer and Mr. Spain as the Managing Director of the Company.

                         SUMMARY OF CONSENT PROCEDURE

  The Powell Group believes that the Proposals will become effective on the date when the written consent of holders of a majority of the shares of the Company's Common Stock outstanding on the Record Date is delivered to ERLY. In order to facilitate prompt adoption of the Proposals, The Powell Group
requests that you give your consent immediately, but not later than         ,
1997.

  A consent executed by a shareholder may be revoked in writing at any time prior to the time that written consents of the number of shares required to authorize the proposed action have been filed with the secretary of the Company. The Powell Group intends to deliver executed consents to the Company once The Powell Group has obtained valid and unrevoked consents representing a majority of the issued and outstanding shares of Common Stock of the Company as of the record date. Since The Powell Group cannot predict the date on which it will receive a majority of the consents, the period within which a consent may be revoked is uncertain.

                           YOUR CONSENT IS IMPORTANT

  THE POWELL GROUP RECOMMENDS THAT YOU CONSENT TO THE PROPOSALS. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND MAIL IT IN THE ENCLOSED POSTAGE PAID ENVELOPE PROMPTLY. REMEMBER, FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS.

  The Powell Group has retained D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation. If your shares are held in your name, please mark, sign, date and mail the enclosed BLUE consent card to D.F. King in the postage-paid envelope provided. If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should receive a voting instruction form and envelope from such institution which should be used to give your instructions to the person responsible for your account. Only that institution can vote your shares and only upon receipt of specific instructions from you. Remember, no matter how many shares you own, your consent is important. Please act promptly in executing and mailing your BLUE consent.

  If you have any questions about executing your consent or require assistance, please contact:

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                       (   )    -     (call collect) or
                        CALL TOLL FREE: (800)    -

                               THE POWELL GROUP

  The Powell Group is a diversified holding company based in Baton Rouge, Louisiana owning and operating subsidiaries in the business of rice milling, rice farming and rice hull-fired power generation. It also has interests in radio broadcasting, travel management, land development, commercial real estate development and holdings, timber holdings and residential construction. The Powell Group is one of the largest privately-owned companies in the southern United States. As of the date hereof, The Powell Group's wholly-owned subsidiary, Farmers Rice Milling Company, Inc., a Louisiana corporation ("Farmers Rice"), owns an aggregate of 171,933 shares of the Company's common stock and Nanette N. Kelley, President and Chief Executive Officer of each of The Powell Group and Farmers Rice, owns an aggregate of 16,400 shares of the Company's common stock, together, representing in the aggregate approximately 3.9% of the Common Stock currently outstanding. Accordingly, The Powell Group believes that its interests are aligned with the interests of all ERLY shareholders. All references to The Powell Group herein shall include Farmers Rice. See "Proposals."

  In the event this Consent Solicitation (and The Powell Group's related proxy solicitation described below) is successful, the new board of directors of the Company intends to restructure the Company's management as the first step in its efforts to enhance shareholder value. The new board intends to elect Nanette N. Kelley, The Powell Group's President and Chief Executive Officer, as President and Chief Executive Officer of the Company, and John M. Spain, The Powell Group's Managing Director, as Managing Director of the Company. The Powell Group generally intends to reorganize the Company and its 81% owned subsidiary, American Rice, Inc. ("ARI"), to reduce their combined annual operating costs, expand their global sales, stabilize relations with major customers and enter into new markets. The Powell Group believes that under new management it will be possible to refinance ARI's $100 million principal amount of 13% Mortgage Notes at more favorable interest rates thereby further reducing the Company's combined expenses. The Powell Group expects to consider elimination of the Company's non-core business operations through the possible sale of such operations, although The Powell Group at present has not identified any specific assets or operations for elimination. The Powell Group further expects to consider combining the Company's operations with that of The Powell Group, with Farmers Rice as a wholly-owned subsidiary, but has no present plans to do so. In the event that any such plan were proposed in the future, the combination of The Powell Group, with Farmers Rice as a wholly-owned subsidiary, with ARI would be subject to approval of disinterested ERLY shareholders, if required, or, if required, approval of Company directors not financially interested in any such plan. Except for the election of officers described above, The Powell Group does not currently have any specific plans to implement its objectives and will require additional information and time to analyze and understand fully the existing operations of ERLY before proposing any specific plans. Any actions undertaken, however, will be with a view towards enhancing value for all ERLY shareholders.

            INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
                      AND RELATED ADDITIONAL INFORMATION

  Except as described herein and in the Annexes hereto, neither The Powell Group, the other participants in this Consent Solicitation nor any of their respective associates, (i) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company's last fiscal year or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $60,000, (ii) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof, (iii) is the record owner of any securities of the Company of which it may not be deemed to be the beneficial owner, (iv) has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, or (v) has any agreement or understanding with respect to future employment by the Company or any arrangement or understanding with respect to any future transactions to which the Company will or may be a party.

  Additional information about The Powell Group and certain other persons is set forth in Annex A.

  See Annex B for information regarding persons who beneficially own more than 5% of the Common Stock and the ownership of the Common Stock by the management of the Company.

                             REMOVAL OF DIRECTORS

  Section 303 of the California Corporations Code states that any or all directors may be removed without cause if the removal is approved by the affirmative vote of a majority of the outstanding shares entitled to vote. Directors of the Company, however, may not be elected by written consent of the shareholders except by unanimous written consent of all shares entitled to vote for the election of directors. Therefore, in addition to soliciting the written consent of shareholders to remove the present Directors, The Powell Group is soliciting the written consent of shareholders to Proposal 2, a proposal to amend the Bylaws of the Company to require the Company to hold a special meeting of shareholders for the purpose of electing directors to fill the vacancies created by their removal. Farmers Rice, Ms. Kelley and certain other shareholders of the Company, who together own in excess of 10% of the issued and outstanding Common Stock have also requested, pursuant to the Company's Bylaws and applicable California law, that the Company call a special meeting of shareholders to be held September 9, 1997 for the purpose of removing the directors (if the consent solicitation is not successful by that date) and electing directors to fill the vacancies created by their removal. The Company has rejected the form of in which the request for a special meeting was submitted on the basis that the persons executing the request, while perhaps beneficial holders, were not the record holders of the shares. The Powell Group, while disagreeing with the Company's position, intends to correct any technical deficiencies in the requests for the special meeting and to resubmit the requests in due course.

  The Powell Group intends to solicit proxies from shareholders for the election of The Powell Group's slate of qualified and experienced nominees to the Company's board of directors. The slate consists of the following nominees:

  WILLIAM D. BLAKE (64) has served since 1961 General Manager of Quatre Parish Company and John A. Bel Estate and since 1988 as President of The Lacassane Company, companies primarily focused in the agriculture/land holdings business. Mr. Blake's experience extends particularly to the rice, timber, oil and gas and real estate industries. Mr. Blake also manages a substantial block of real estate in Louisiana. Mr. Blake has served on the Board of Directors of the Arts and Humanities Council, the Chamber of Commerce, the Coordinating Council on Drug Abuse, Kiwanis Club and Community Development Foundation. He has also served on the Committee of 100 for Economic Development (Louisiana), the Louisiana Association for Business and Industry and the Louisiana Council for Fiscal Reform. Mr. Blake graduated from Louisiana State University in 1955.

  ROBERT ARTHUR SEALE (55) was a senior partner and administrative head of the Personal Tax & Estates Group of the law firm Vinson & Elkins in Houston, Texas until his retirement in March 1997. Mr. Seale had practiced law with Vinson & Elkins since 1969. His practice focused on tax and financial structuring of businesses involved in mining, aircraft manufacturing, thoroughbred racing and breeding, banking and real estate development. During the last five years Mr. Seale has been involved in the tax-free reorganizations of closely held businesses and "split-offs" of corporations for business purposes. Mr. Seale currently serves as the Chair of the University of Texas Health Science Center Planned Giving Committee, President of The Vivian L. Smith Foundation for Neurologic Research, President of The Lyons Foundation, Director of The Margaret and J.A. Elkins, Jr. Foundation, Chairman of Child Advocates, Inc. Endowment and a Director of Child Advocates, Inc. Mr. Seale is a Fellow of the Texas Bar Association and a Fellow of the Houston Bar Association. He earned both his undergraduate and Juris Doctor degrees from Louisiana State University in 1964 and 1967, respectively.

  NANETTE NOLAND KELLEY (38) has been the President and Chief Executive Officer of The Powell Group since 1991. Ms. Kelley has served on the Board of Directors of the Baton Rouge Symphony, the Council for a Better Louisiana, the Chamber of Commerce, the Pennington Biomedical Research Foundation and the Louisiana State University College of Business Administration Partnership for Excellence. Ms. Kelley is the past Chairman of St. James Place, a continuing care retirement center, the past Vice Chairman of the Academic Distinction Fund and is currently the Vice Chairman of General Health Systems, an integrated health care delivery system. Ms. Kelley also teaches at Louisiana State University, both in the undergraduate and MBA programs.

  EUGENE A. CAFIERO (71) has been Chairman of Voltarc Technologies, Inc., a major manufacturer of specialty lamps and wiring devices for germicidal, aerospace, reprographic, illuminated sign and other applications, since 1993. From 1986 to 1993, Mr. Cafiero served as Chairman and Chief Executive Officer of KD Holdings, Inc. and KDI Corporation, a diversified manufacturing company. Mr. Cafiero also served as Chief Executive Officer of Ariadne Australia, Ltd. and President and Chief Executive Officer of Mid-American Communications. Mr. Cafiero is the past president and director of Keene Corporation, a manufacturer of bearings, lighting fixtures, electronics and laminated products for printed circuit boards and other applications; past president and chief operating officer and vice chairman of Chrysler Corporation; principle founder of Computerized Security Systems, maker of electronic locks for the lodging industry. Mr. Cafiero is a graduate of Dartmouth College and holds a Master of Science in Industrial Management from the Massachusetts Institute of Technology and an Honorary Doctorate of Science from Wittenburg University. He has served as an overseer at the Tuck School of Business and on the Visiting Committee of the MIT Sloan School of Business Management.

  JOHN M. SPAIN (48) has been the Managing Director of The Powell Group since 1995 responsible for subsidiary operations. From 1989 to 1995, Mr. Spain served as the Station Manager and Director of New Operations for Baton Rouge television station WBRZ-TV. Prior to that time, Mr. Spain was WBRZ-TV's News Director. Mr. Spain is the current Chairman of the Baton Rouge Visitors and Convention Committee and President of the Executive Committee for Louisiana Arts and Science Center. He is the Past President of the Radio Television News Director's Association and Past Chairman of the ABC Television Network's News Advisory Board and has served on the National Accrediting Council for Journalism and Mass Communication (AEJMC) and the National Board of Directors of the American Heart Association.

  THE PROXY SOLICITATION FOR THE ELECTION OF DIRECTORS IS SEPARATE FROM THIS CONSENT SOLICITATION AND WILL COMMENCE AFTER THE SPECIAL MEETING OF SHAREHOLDERS HAS BEEN CALLED AND A RECORD DATE FOR THAT MEETING HAS BEEN ESTABLISHED. AT THE APPROPRIATE TIME, ALL SHAREHOLDERS WILL BE SENT PROXY MATERIALS.

                                   PROPOSALS

  Definitive copies of this Consent Statement and the accompanying form of Consent Card are expected to be furnished by The Powell Group on or about August 22, 1997, in connection with the solicitation by The Powell Group from the holders of shares of Common Stock of written consents to take the following actions without a shareholders' meeting, as permitted by California law:

PROPOSAL (1) Remove the existing directors of the Board of Directors:

  "RESOLVED, that each member of the Board of Directors of the Company, such members consisting of Gerald D. Murphy, Douglas A. Murphy, William H. Burgess, Bill J. McFarland and Alan M. Wiener, and any other person or persons elected or appointed to the Board of Directors of the Company prior to the effective date of this resolution in addition to or in lieu of any of the aforenamed individuals to fill any newly created directorship or vacancy on the Board of Directors of the Company, or otherwise, is hereby removed and the office of each member of the Board of Directors is hereby declared vacant."

PROPOSAL (2) Amend Article II, Section 3 of the Bylaws of the Company as follows:

  "RESOLVED, that Article II, Section 3 of the Bylaws be amended by adding the following paragraph:

  The President shall call a special meeting of the shareholders to be held forty-five (45) days after the date this bylaw amendment is adopted, for the purpose of electing directors to the Board of Directors. No corporate funds shall be expended in connection with such special meeting, except as such expenditures may be necessary for the ordinary conduct of the special meeting."

  The purpose of Proposal 2 is to (i) require the President of the Company to call a special meeting for the purpose of electing directors and filling the vacancies on the Board resulting from the directors' removal pursuant to Proposal 1 of this Consent Solicitation and (ii) prohibit the officers of the Company from spending corporate funds in connection with the special meeting except as may be necessary for the ordinary conduct of the meeting. The effect of Proposal 2 is to prohibit the corporate officers from using corporate funds for extraordinary purposes in connection with the special meeting, for example, commencing litigation against The Powell Group, while permitting necessary expenditures such as renting a room where the meeting will be held.

PROPOSAL (3) Amend Article III, Section 2 of the Bylaws as follows:

  "RESOLVED, that Article III, Section 2 of the Bylaws of the Company be amended as follows:

  Section 2. Number of Directors. The authorized number of directors of the corporation shall be seven, until changed in accordance with applicable law."

  The Bylaws of the Company presently provide that the number of directors of the Company shall be not less than five nor more than seven, and the exact number is determined by resolution of the board. The Powell Group believes that the Company's board of directors has set the exact number of directors at five. The purpose of Proposal 3 is to set the number of directors of the Company at seven. In the event this Consent Solicitation is successful, The Powell Group intends to solicit proxies from the Company's shareholders for the election of The Powell Group's slate of five director nominees. The Powell Group believes that under cumulative voting which will be applicable to the election of the Company's directors at the subsequent special meeting of shareholders, Messrs. Gerald and Douglas Murphy will own or control sufficient shares of Common Stock to insure their election to the Board of Directors if they so desire as The Powell Group expects they will.

PROPOSAL (4) Amend Article IV of the Bylaws of the Company as follows:

  "RESOLVED, that Article IV of the Bylaws of the Company be amended by adding the following Section:

  Section 11. Limitations on the Powers of Officers. The officers of the corporation shall not take any of the following actions during the pendency of the special meeting to be called by the President pursuant to Article II, Section 3 of these Bylaws:

  1. Authorize or effect the issuance, or any agreement (including without limitation any option or any securities having conversion rights) for the issuance of shares of common or preferred stock which (a) taken in the aggregate with all other shares so authorized, issued or subject to agreements (including without limitation options and convertible securities) authorized within the preceding 12 months, carry voting rights amounting to 10% or more of the total voting rights of all shares entitled to vote on any matter (other than voting rights required by law or the listing requirements of the NASDAQ National Market), (b) are entitled to vote separately as a class on any merger, consolidation or sale of all or substantially all assets of the corporation (other than voting rights required by law or the listing requirements of the NASDAQ National Market) or (c) are entitled to redemption at the option of the holder;

  2. Authorize any agreement (including without limitation any option agreement) providing for the sale by the corporation, otherwise than in the ordinary course of business, of any assets having a book value taken in the aggregate with the assets subject to all such agreements authorized during the preceding 12 months, equal to or greater than 10% of the total book value of all tangible assets of the corporation;

  3. Purchase or acquire for or on behalf of the corporation shares of its outstanding common stock amounting, when aggregated with all such purchases or acquisitions during the preceding 12 months, to 10% or more of the total number of shares outstanding at the end of the preceding year;

  4. Pay any dividend in the form of securities of the corporation other than in the form of common stock;

  5. Authorize or effect the issuance of any class or series of preferred stock or debt security containing terms or provisions other than those which are customary in preferred stock or debt security sold through underwritten public offerings or through private placements of publicly held corporations.

  If any of the limitations enumerated above is held by a court of competent jurisdiction to be unenforceable, the remaining limitations shall remain in full force and effect in accordance with their terms."

  The purpose of Proposal 4 is to limit the power of the officers of the Company to take certain actions only during the pendency of the special meeting to be called and held pursuant to Proposal 2. The Powell Group believes these limitations will prevent actions which could be utilized to make it more difficult for The Powell Group to effect the election of The Powell Group nominees and generally conduct the consent and proxy solicitations in a fair and open manner.

  The accompanying BLUE consent card will be voted in accordance with the shareholder's instruction on such BLUE consent card. As to the Proposals set forth herein, shareholders may consent to the Proposals, withhold their consent or abstain by marking the proper box in the BLUE consent card. If the enclosed BLUE consent card is signed and returned and no direction is given, it will be deemed to constitute consent to the Proposals.

  The Powell Group seeks the consent of an absolute majority of the Company's issued and outstanding stock in order to act on the Proposals set forth in this consent statement.

  BROKER NON-VOTES, ABSTENTIONS AND THE FAILURE TO RETURN A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

CONSENTS REQUIRED

  The written consent of an absolute majority of the outstanding Common Stock is required to adopt and approve the Proposals. On July 17, 1997, Farmers Rice delivered to the Company its written consent to the Proposals with respect to an aggregate of 171,933 shares of Common Stock, or 3.6% of the outstanding Common Stock on such date, establishing July 17 as the Record Date for this solicitation pursuant to Section 701(b) of the California Corporations Code. According to the Company's filings with the Securities and Exchange Commission, as of June 15, 1997, there were 4,764,415 shares of Common Stock issued and outstanding. The Powell Group believes that between June 15, 1997 and the Record Date, no significant issuances of Common Stock occurred. Therefore, The Powell Group believes that as of the Record Date there were 4,764,415 shares of Common Stock issued and outstanding.

  Each share of Common Stock entitles the Record Date holder to one vote on each of the Proposals. Accordingly, based on the information known to The Powell Group, written consents by holders representing 2,386,972 shares of Common Stock will be required to adopt and approve the Proposals. Accordingly, each abstention and broker non-vote with respect to the Proposals will have the same effect as withholding consent to the adoption of the Proposals.

SPECIAL INSTRUCTIONS

  If you were a record holder as of the close of business on the Record Date, you may elect to consent to, withhold consent or abstain with respect to each Proposal by marking the "CONSENT", "CONSENT WITHHELD" OR "ABSTAIN" box, as applicable, underneath each such Proposal on the accompanying BLUE consent card and signing, dating and mailing it promptly in the enclosed postage-paid envelope.

  IF THE SHAREHOLDER WHO HAS EXECUTED AND RETURNED THE CONSENT CARD HAS FAILED TO CHECK A BOX MARKED "CONSENT", "CONSENT WITHHELD" OR "ABSTAIN" FOR ANY OF THE PROPOSALS, SUCH SHAREHOLDER WILL BE DEEMED TO HAVE CONSENTED TO ANY SUCH PROPOSAL.

                           YOUR CONSENT IS IMPORTANT

  THE POWELL GROUP RECOMMENDS THAT YOU CONSENT TO THE PROPOSALS. PLEASE MARK, SIGN AND DATE THE ENCLOSED BLUE CONSENT CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. REMEMBER, FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSALS.

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, you should contact the person responsible for your account and give instructions for your shares to consent. Only that institution can execute a BLUE consent card with respect to your shares and only upon receipt of specific instructions from you.

                             THE CONSENT PROCEDURE

  Section 603 of the California Corporations Code states that, unless otherwise provided in the articles of incorporation, any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice, if consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Powell Group, as holder of approximately 3.9% of the outstanding shares of Common Stock, has executed a consent form which CONSENTS to the Proposals. In order to facilitate prompt adoption of the
Proposals, The Powell Group requests that you give your consent by    , 1997.

  IT IS CURRENTLY THE INTENTION OF THE POWELL GROUP TO DELIVER CONSENTS TO THE COMPANY FOR FILING WITH THE SECRETARY OF THE COMPANY ONCE THE POWELL GROUP HAS DETERMINED THAT VALID AND UNREVOKED CONSENTS REPRESENTING A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AS OF THE RECORD DATE HAVE BEEN OBTAINED. WHEN CONSENTS FOR A MAJORITY OF THE COMPANY'S COMMON STOCK HAVE BEEN OBTAINED AND DELIVERED TO THE COMPANY, A SHAREHOLDER WILL BE UNABLE TO REVOKE HIS OR HER CONSENT.

  Since The Powell Group must receive consents from a majority of the Company's outstanding shares in order for the Proposals to be adopted, a broker non-vote or direction to withhold authority to vote on the blue card will have the same effect as a "no" vote with respect to The Powell Group's solicitation.

  BROKER NON-VOTES, ABSTAINING OR NOT RETURNING A SIGNED CONSENT WILL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT TO THE PROPOSED ACTIONS. THE POWELL GROUP URGES EACH SHAREHOLDER TO ENSURE THAT THE RECORD HOLDER OF HIS OR HER SHARES MARKS, SIGNS, DATES AND MAILS THE ENCLOSED CONSENT AS SOON AS POSSIBLE.

                     VOTING; COSTS OF CONSENT SOLICITATION

  Consents will be solicited by mail, telephone, facsimile and other electronic means, telegram and/or personal solicitation, by officers, employees and agents of The Powell Group, including its financial advisor, First Global Securities and its employees. The Powell Board may also solicit consents. No such persons shall receive additional compensation for such solicitation. In addition, The Powell Group has retained D.F. King to act as an advisor in connection with this consent solicitation. The Powell Group has
agreed to pay D.F. King a fee estimated not to exceed $          plus
reasonable out-of-pocket expenses for services in connection with this consent solicitation. Approximately 50 persons will be used by D.F. King in its solicitation efforts.

  If your shares are registered in your own name, you may mail your consent to The Powell Group in the postage paid envelope provided.

  If your shares are held in "street name"--held by your brokerage firm or bank--immediately instruct your broker or bank representative to execute The Powell Group's BLUE consent card on your behalf. You should also mark, sign, date and return your BLUE consent card (or voting instruction form) to your broker or banker when you receive it in the mail. If you have additional questions, please call:

                             D.F. KING & CO., INC.
                                77 Water Street
                           New York, New York 10005
                             CALL: (   )    -
                              FAX: (   )    -

  The Powell Group anticipates that a total of approximately $750,000 will be spent in connection with the consent solicitation and the related proxy solicitation. Actual expenditures may vary materially from the estimate, however, as many of the expenditures cannot be readily predicted. To date, expenses of approximately $150,000 have been incurred in connection with the solicitations. The entire expense of preparing, assembling, printing and mailing this Consent Statement and any other consent soliciting materials and the related proxy solicitation materials and the cost of soliciting consents and proxies will initially be borne by The Powell Group. The Powell Group believes that the actions it is taking are in the best interest of all the Company's shareholders. Accordingly, if the members of the Board of the Company are removed and the Bylaws of the Company are amended pursuant to this consent solicitation and The Powell Board is elected pursuant to the related proxy solicitation, The Powell Group intends to request reimbursement from the Company for these expenses. This request will not be submitted to a vote of the Company's shareholders. Banks, brokerage houses and other custodians, nominees and fiduciaries may be requested to forward The Powell Group's solicitation material to the beneficial owners of the shares they hold of record, and The Powell Group will reimburse them for their reasonable out-of-pocket expenses.

  A consent executed by a shareholder may be revoked at any time before its exercise by submitting a written, dated revocation of such consent covering the same shares. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective and must be executed and delivered prior to the time that the action authorized by the executed consent is taken. The revocation
may be delivered to The Powell Group, c/o                                  ,
                               , Attn:            . Although a revocation
delivered only to the Company will be effective to revoke a previously executed consent, The Powell Group requests that if a revocation is delivered to the Company, a photocopy of the revocation also be delivered to The Powell Group, at the address set forth above, so that The Powell Group will be aware of such revocation. The principal executive offices of the Company are located at 10990 Wilshire Boulevard, Suite 1800, Los Angeles, California 90024, and its phone number is (213) 879-1480.

  YOUR CONSENT IS IMPORTANT. NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN, PLEASE CONSENT TO THE REMOVAL OF THE DIRECTORS AND THE OTHER PROPOSALS BY MARKING, SIGNING, DATING AND MAILING THE ENCLOSED BLUE CONSENT PROMPTLY. ONLY YOUR LATEST DATED CONSENT COUNTS. PLEASE ACT TODAY.

  FAILURE TO RETURN YOUR CONSENT HAS THE SAME EFFECT AS A VOTE TO RETAIN THE CURRENT DIRECTORS--DIRECTORS WHO SHOULD BE HELD RESPONSIBLE FOR THE WOEFUL PERFORMANCE OF YOUR STOCK.

                                    ANNEX A

  The names, business addresses, principal business occupations (unless disclosed elsewhere in this Consent Solicitation) and number of shares of Common Stock beneficially owned as of the date hereof, unless otherwise noted, by The Powell Group and other participants in this solicitation are set forth below. The number of shares of Common Stock beneficially owned includes shares in which the persons set forth in the table have either investment or voting power. Unless otherwise indicated, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power.

NAME AND ADDRESS OF                        AMOUNT AND NATURE OF
BENEFICIAL OWNER                           BENEFICIAL OWNERSHIP PERCENT OF CLASS
-------------------                        -------------------- ----------------
The Powell Group(1).......................       171,933(2)           3.6%
Farmers Rice Milling Company, Inc.(1).....       171,933              3.6%
Nanette N. Kelley(1)(3)...................       188,333(4)           3.9%
First Global Securities, Inc.(5)..........             5                *
Noble B. Trenham(6).......................             7(7)             *
William D. Blake(8).......................        14,130                *
John M. Spain(1)..........................       171,933(2)           3.6%
Eugene A. Cafiero(9)......................             0
Robert Arthur Seale(10)...................             0

--------
*  Less than 1%.
(1) The business address of such person is P.O. Box 788, Baton Rouge, Louisiana 70821.
(2) Includes 171,933 shares held by Farmers Rice Milling Company, Inc.
(3) Ms. Kelley's husband is Timothy Kelley. Mr. Kelley may be deemed to share beneficial ownership with respect to some or all of the shares owned by Ms. Kelley. Mr. Kelley disclaims beneficial ownership of such shares.
(4) Includes 171,933 shares held by Farmers Rice Milling Company, Inc. and 16,400 shares held of record by Ms. Kelley.
(5) First Global Securities, Inc. is a broker dealer. The business address of First Global Securities, Inc. is 790 East Colorado Boulevard, Suite 500, Pasadena, California 91101.
(6) Mr. Trenham's principal business occupation is serving as Co-Chairman and Chief Investment Officer of First Global Securities, Inc. The business address of Mr. Trenham is 790 East Colorado Boulevard, Suite 500, Pasadena, California 91101. Mr. Trenham's wife is Susan W. Trenham whose principal business occupation is Chief Executive Officer and Co-Chairman of First Global Securities, Inc. Ms. Trenham may be deemed to share beneficial ownership with respect to the shares owned by First Global Securities, Inc. and Mr. Trenham.
(7) Includes 5 shares held by First Global, Securities, Inc. and 2 shares held of record by Mr. Trenham.
(8) The business address of such person is P.O. Box 1447, Lake Charles,
    Louisiana 70602. Mr. Blake's wife is Kay Blake.   Ms. Blake may be deemed
    to share beneficial ownership with respect to some or all of the shares owned by Mr. Blake. Ms. Blake disclaims beneficial ownership of such shares.
(9) The business address of such person is 400 Captain Neville Drive, Waterbury, Connecticut 06705.
(10) The business address of such person is 1331 Lamar Street, Suite 1170, Houston, Texas 77010.

PURCHASES AND SALES BY FARMERS RICE MILLING COMPANY, INC. WITHIN THE LAST TWO
YEARS:

   DATE                                                        NUMBER OF SHARES
   ----                                                       ------------------
   3/10/97................................................... 171,933 (purchase)

PURCHASES AND SALES BY NANETTE N. KELLEY WITHIN THE LAST TWO YEARS:

   DATE                                                        NUMBER OF SHARES
   ----                                                       ------------------
   3/10/97...................................................  16,400 (purchase)

PURCHASES AND SALES BY WILLIAM D. BLAKE WITHIN THE LAST TWO YEARS:

   DATES                                                       NUMBER OF SHARES
   -----                                                      ------------------
   9/23/96...................................................   1,000 (purchase)
   2/24/97...................................................   1,000 (purchase)
   4/1/97....................................................   2,000 (purchase)
   4/16/97...................................................   1,000 (purchase)
   4/17/97...................................................   1,000 (purchase)
   6/24/97...................................................   1,600 (purchase)
   7/7/97....................................................   2,000 (purchase)
   7/21/97...................................................   1,000 (purchase)

                                    ANNEX B

                Security Ownership of Certain Beneficial Owners

  The following table sets forth as of the Record Date (unless otherwise indicated), to the knowledge of The Powell Group and based on a review of publicly available information, each person reported to own beneficially more than 5% of the Company's outstanding Common Stock and each of the directors and executive officers of the Company.

NAME AND ADDRESS OF                     AMOUNT AND NATURE OF
BENEFICIAL OWNER                        BENEFICIAL OWNERSHIP PERCENT OF CLASS(1)
-------------------                     -------------------- -------------------
Gerald D. Murphy(2)(3).................      1,565,634               30.2%
Douglas A. Murphy(2)(4)................        609,069               11.8%
William H. Burgess(5)..................        208,735                4.4%
Richard N. McCombs(2)(6)...............        124,964                2.6%
Bill J. McFarland(2)(7)................         11,779                  *
Alan M. Wiener(2)(6)...................              0                 --
Thurston F. Teele(6)(8)................              0                 --
Kennedy Capital Management, Inc.(9)....        585,518              12.35%

--------
*  Less than 1%.
(1) Computed on the basis of 4,764,415 shares outstanding as of June 15, 1997 as reported in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997. The percentage of shares held assumes that options or convertible notes held by the particular individual, if any, have been exercised or converted, and no others.
(2) The address of such beneficial owner is 10990 Wilshire Boulevard, Suite 1800, Los Angeles, California 90024.
(3) Such information, unless otherwise indicated, is derived from a Form 4 dated July 7, 1997 filed by Mr. Gerald Murphy with the Securities and Exchange Commission. Includes 195,293 shares owned directly by Mr. Gerald Murphy's son, Douglas A. Murphy, and 5,050 shares held in trust for Mr. Gerald Murphy's grandson. Also includes 76,533 shares which Douglas A. Murphy has the right to acquire pursuant to outstanding stock options, which information is derived from the Company's proxy statement relating to the Company's 1996 Annual Meeting of Shareholders. Also includes 337,243 shares which Douglas A. Murphy has the right to acquire pursuant to a convertible promissory note from the Company.
(4) Such information, unless otherwise indicated, is derived from a Form 4 dated July 7, 1997 filed by Mr. Douglas Murphy with the Securities and Exchange Commission. Includes 76,533 shares which Mr. Douglas Murphy has the right to acquire pursuant to outstanding stock options, which information is derived from the Company's proxy statement relating to the Company's 1996 Annual Meeting of Shareholders. Also includes 337,243 shares which Mr. Douglas Murphy has the right to acquire pursuant to a convertible promissory note from the Company.
(5) Mr. Burgess' address is 550 Palisades Drive, Palm Springs, California
    92262.
(6) Such information is derived from the Company's proxy statement relating to the 1996 Annual Meeting of Shareholders.
(7) Such information is derived from a Form 5 dated May 12, 1997 filed by Mr. McFarland with the Securities and Exchange Commission.
(8) Mr. Teele is the President of Chemtronics International, Inc., a subsidiary of the Company. His address is 1133 20th Street, N.W., Washington, D.C. 20036.
(9) Such information is derived from a Schedule 13G dated February 7, 1997 filed by Kennedy Capital Management, Inc. with the Securities and Exchange Commission. Kennedy Capital Management, Inc. is an investment advisor. The address of Kennedy Capital Management, Inc. set forth in its Schedule 13G is 10829 Olive Boulevard, St. Louis, Missouri 63141.

                                   IMPORTANT

  Your vote is important, no matter how many shares you own. To support The Powell Group, please promptly take these few easy steps:

  1. If your shares are registered in your own name(s), please mark, sign, date and mail the enclosed BLUE Consent Card in the postage-paid envelope provided.

  2. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Card with respect to your shares and only after receiving your specific instructions. Accordingly, please mark, sign, date and mail the enclosed BLUE Consent Card or voting instruction form you received from the brokerage firm, bank nominee or other institution in whose name your shares are held in the postage-paid envelope provided. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Card to be issued representing your shares.

  3. After signing the enclosed BLUE Consent Card or voting instruction form, do not sign or return any card or form sent to you by ERLY, not even as a vote of protest. Remember, only your latest dated card will count.

  If you have any questions about giving your consent or require assistance, please call:

                             D.F. KING & CO., INC.
                                77 Water Street
                              New York, NY 10005
                           (212) 269-5550 (Collect)
                                      or
                                CALL TOLL-FREE
                                (800)     -

                             ERLY INDUSTRIES INC.

              CONSENT OF SHAREHOLDERS TO ACTION WITHOUT A MEETING

                         THIS CONSENT IS SOLICITED BY
                               THE POWELL GROUP

  The undersigned, a shareholder of record of ERLY INDUSTRIES INC. ("ERLY" or the "Company"), hereby consents pursuant to Section 603 of the California Corporations Code, with respect to all of the shares of Common Stock, par value $.01 per share, of the Company held by the undersigned, to the following action without a prior notice and without a vote as more fully described in The Powell Group's consent statement ("Consent Statement") (receipt thereof is hereby acknowledged).

  THE POWELL GROUP STRONGLY RECOMMENDS THAT SHAREHOLDERS "CONSENT" TO PROPOSALS 1, 2, 3, AND 4:

  PROPOSAL 1: Remove the members of the Board of Directors of ERLY pursuant to the resolution set forth in the Consent Statement:

  For REMOVAL
  -----------

    Gerald D. Murphy
    Douglas A. Murphy
    William H. Burgess
    Bill L. McFarland
    Alan M. Wiener

  [_] CONSENT                 [_] CONSENT WITHHELD                 [_] ABSTAIN

  PROPOSAL 2: Amend Article II, Section 3 of the Bylaws of ERLY Industries Inc. to require the President to call a special meeting for the purpose of electing directors and to prohibit the officers from expending corporate funds in connection with such special meeting except as may be necessary for the ordinary conduct of the special meeting. (For complete text, see Proposal 2 in the Consent Statement.)

  [_] CONSENT                 [_] CONSENT WITHHELD                 [_] ABSTAIN

  PROPOSAL 3: Amend Article III of the Bylaws of ERLY Industries Inc. to provide that the number of directors shall be seven, pursuant to the resolution set forth in the Consent Statement. (For complete text, see Proposal 3 in the Consent Statement.)

  [_] CONSENT                 [_] CONSENT WITHHELD                 [_] ABSTAIN

  PROPOSAL 4: Amend Article IV of the Bylaws of ERLY Industries Inc. to prohibit the officers of ERLY Industries Inc. from taking certain actions during the pendency of the special meeting referred to in Proposal 2. (For complete text, see Proposal 4 in the Consent Statement.)

  [_] CONSENT                 [_] CONSENT WITHHELD                 [_] ABSTAIN

  IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, THE UNDERSIGNED WILL BE DEEMED TO HAVE CONSENTED TO ALL PROPOSALS.

  PLEASE ACT PROMPTLY. IMPORTANT: THIS CONSENT MUST BE SIGNED AND DATED TO BE VALID.

                                          Dated: _______________________ , 1997

                                          Signature: __________________________

                                          Signature
                                          (if held jointly): __________________

                                          Title or authority
                                          (if applicable): ____________________

  Please sign exactly as your name appears on the stock certificates evidencing your shares. If your shares are registered in more than one name, the signature of all such persons should be provided. A corporation should sign in its full corporate name by a duly authorized officer, stating his/her title. Trustees, guardians, executors, and administrators should sign in their official capacity, giving their full title as such. If the shares are held in the name of a partnership, please have the authorized persons sign on behalf of the partnership. The consent card votes all shares in all capacities.

  PLEASE MARK, SIGN AND DATE THIS CONSENT BEFORE MAILING THIS CONSENT IN THE ENCLOSED ENVELOPE.

  A CONSENT EXECUTED BY A SHAREHOLDER MAY BE REVOKED IN WRITING AT ANY TIME PRIOR TO THE TIME THAT WRITTEN CONSENTS OF THE NUMBER OF SHARES REQUIRED TO AUTHORIZE THE PROPOSED ACTION HAVE BEEN FILED WITH THE SECRETARY OF THE COMPANY.

                                       2